Exhibit 99.1

Volt Information Sciences Reports Second Quarter Fiscal 2015 Results

•	Reported revenue of $385.2 million
•	Loss from continuing operations of $6.9 million, including special items totaling $8.9 million for impairment, foreign exchange loss and other charges
•	Staffing Services segment operating income, excluding special items, of $7.1 million
•	Staffing Services segment direct margin percentage improved
•	The Company to divest Uruguayan Printing and Publishing and Volt Telecommunications businesses as part of an active review of its businesses and assets

New York, NY June 10, 2015 – Volt Information Sciences, Inc. (NYSE-MKT: VISI) today reported financial results for its second quarter and first six months ended May 3, 2015.  The reported net loss for the second quarter of fiscal 2015 was $6.9 million, or $0.33 per share, compared with $3.5 million, or $0.16 per share, in the second quarter of 2014. Operating results from continuing operations for the second quarter of 2015 decreased $9.0 million to an operating loss from continuing operations of $4.1 million from operating income from continuing operations of $4.9 million in the second quarter of 2014.

Loss from continuing operations in the second quarter of 2015 of $6.9 million included special items related to impairments of $5.4 million, foreign exchange loss of $1.6 million and other special items of $1.9 million, including the settlement of a lawsuit, shareholder and board related costs and restructuring charges. Excluding the impact of these special items of $8.9 million, income from continuing operations for the second quarter of 2015 would have been $2.0 million.

Staffing Services segment operating income in the second quarter of 2015 of $5.9 million included $1.2 million of special items related to an impairment charge of $1.0 million and restructuring costs of $0.2 million.  Excluding the impact of these special items, Staffing Services segment operating income would have been $7.1 million.

As previously reported, the Company sold its Computer Systems segment in the first quarter of fiscal 2015. The loss from discontinued operations, net of taxes was $4.9 million in the second quarter of 2014.

Income from continuing operations in the second quarter of 2014 of $1.4 million included special items related to restructuring costs of $1.0 million ($0.3 million reflected in corporate general and administrative), a loss related to foreign exchange rates of $0.6 million and restatement, investigations and remediation expenses of $0.6 million. Excluding these special items, income from continuing operations in the second quarter of 2014 would have been $3.6 million.

Staffing Services segment operating income in the second quarter of 2014 of $7.5 million included $0.6 million of special items related to restructuring costs.  Excluding the impact of this special item, Staffing Services segment operating income would have been $8.1 million.

“I am pleased with our progress as we work towards our goal of becoming a more highly focused and profitable company,” said Ron Kochman, President and Chief Executive Officer. “While I am disappointed with our overall revenue performance, some of the decline in our revenues, as well as the sequential decline in our average daily revenues in our North American staffing business, were due to our own actions to exit unprofitable business and our disciplined approach to new customer acquisition. Although I am pleased with our progress on these fronts, our revenues were also impacted by softer demand trends and delayed projects with some customers. We understand that we must bend the curve on revenue and we believe that we are poised to do so as we had some nice client wins in the quarter. We are pleased to have our new board of directors in place and consistent with our commitment to exit non-core operations to divest our Uruguayan Printing and Publishing and Volt Telecommunications businesses as we continue to focus our operations, infrastructure, and business practices to deliver superior client service and work towards our strategic goals.”

“In the second quarter, year-over-year reported income from continuing operations was down $8.3 million and included a number of special items,” said Paul Tomkins, Chief Financial Officer. “Our operational performance excluding special items would have been $2.0 million, or $1.6 million below the same period last year. We anticipate that our results will normalize as we continue to focus on our core operations and execute our strategy, including our initiatives to reduce complexity, identify and address inefficiencies, and continue to make prudent choices to simplify the organization. We are also committed to improving our operating cash flow and strengthening our balance sheet. Overall, our efforts are ongoing and will take some time, but we believe that improving our business processes and upgrading our operational tools is a business imperative and will contribute to our longer-term growth, profitability, and cash flow, and improve shareholder value.”

Second Quarter Revenue and Operating Results

Net revenue in the second quarter of fiscal 2015 decreased $50.9 million, or 11.7%, to $385.2 million from $436.1 million in fiscal 2014. The decrease in revenue was primarily the result of decreased Staffing Services revenues of $44.4 million, or 10.9%, to $362.3 million primarily driven by lower demand for both our technical and to a lesser degree non-technical administrative and light industrial (“A&I”) skill-sets. Our fiscal 2014 top 20 customers on a comparable basis with the current year accounted for approximately 80% of the overall decline in revenue. Furthermore, revenue decreased partially due to our continued focus on reducing business levels with customers where profitability or contract terms are unfavorable. Despite the decrease in revenue, the Staffing Services segment direct margin rate improved in our project-based and managed service programs.

The Other segment revenues decreased $6.4 million, or 21.9%, to $22.9 million primarily due to information technology infrastructure services primarily from a large project in the second quarter of 2014 and non-recognition of revenue related to a customer experiencing financial difficulty as well as lower telecommunication infrastructure and security services as we exited the telecommunications government solution business during the second quarter of 2014.

Condensed Consolidated Results of Operations by Segment
Unaudited (in thousands)

Results of Operations by Segment (Second Quarter 2015 vs. Second Quarter 2014)

	Three months ended May 3, 2015			Three months ended May 4, 2014
	Total	Staffing Services	Other	Total	Staffing Services	Other
Revenue
Staffing services revenue	$362,277	$362,277	$-	$406,733	$406,733	$-
Other revenue	22,912	-	22,912	29,347	-	29,347
Net revenue	385,189	362,277	22,912	436,080	406,733	29,347

Expenses
Direct cost of staffing services revenue	305,116	305,116	-	344,922	344,922	-
Cost of other revenue	19,909	-	19,909	24,066	-	24,066
Selling, administrative and other operating costs	54,325	50,034	4,291	58,238	53,778	4,460
Restructuring costs	251	275	(24)	679	577	102
Impairment charges	5,374	977	4,397	-	-	-
Segment operating income (loss)	214	5,875	(5,661)	8,175	7,456	719
Corporate general and administrative	4,308			2,708
Restatement, investigations and remediation	-			593
Operating income (loss)	(4,094)			4,874
Other income (expense), net	(2,287)			(1,216)
Income tax provision	532			2,277
Income (loss) from continuing operations	(6,913)			1,381
Loss from discontinued operations, net of taxes	-			(4,876)
Net loss	$(6,913)			$(3,495)

Year-to-date Revenue and Operating Results

Net revenue in the first six months of fiscal 2015 decreased $89.4 million, or 10.4%, to $768.3 million from $857.7 million in fiscal 2014. The decrease in revenue was primarily the result of decreased Staffing Services revenues of $75.9 million, or 9.5%,  to $723.1 million primarily driven by lower demand for both our technical and to a lesser degree non-technical administrative and light industrial (“A&I”) skill-sets. The number of hours worked by contingent workers decreased 7.2% in 2015 from 2014 and the average bill rate also decreased 3.5%. Our fiscal 2014 top 20 customers on a comparable basis with the current year accounted for approximately 80% of the overall decline in revenue. Furthermore, revenue decreased partially due to our continued focus on reducing business levels with customers where profitability or contract terms are unfavorable.

The Other segment revenues decreased $13.5 million, or 23.1%, to $45.2 million from $58.7 million in fiscal 2014. This decline is primarily in information technology infrastructure service revenue primarily from a large project in the first six months of 2014 and non-recognition of revenue related to a customer experiencing financial difficulty as well as lower telecommunication infrastructure and security services as we exited the telecommunications government solution business during the first six months of 2014.

Loss from continuing operations in the first six months of 2015 of $15.7 million included special items related to impairments of $5.4 million, foreign exchange loss of $1.2 million and numerous other items of $3.4 million, including the settlement of a lawsuit, shareholder and board related costs and restructuring charges. Excluding the impact of these special items of $10.0 million, the loss from continuing operations in 2015 would have been $5.7 million.

Staffing Services segment operating income in the first six months of 2015 of $5.3 million included $1.2 million of special items related to an impairment charge of $1.0 million and restructuring costs of $0.2 million.  Excluding the impact of these special items, Staffing Services segment operating income would have been $6.5 million.

Loss from continuing operations in the first six months of 2014 of $11.3 million included restatement, investigations and remediation expenses of $3.3 million, restructuring costs of $1.6 million ($0.3 million reflected in corporate general and administrative) and a non-cash loss related to foreign exchange rates of $0.3 million. Excluding the impact of these special items, loss from continuing operations in 2014 would have been $6.1 million.

Staffing Services segment operating income in the first six months of 2014 of $3.6 million included $1.2 million of special items related to restructuring costs.  Excluding the impact of this special item, Staffing Services segment operating income would have been $4.8 million.

Condensed Consolidated Results of Operations by Segment
Unaudited (in thousands)

Results of Operations by Segment (Six Months 2015 vs. Six Months 2014)

	Six months ended May 3, 2015			Six months ended May 4, 2014
	Total	Staffing Services	Other	Total	Staffing Services	Other
Revenue
Staffing services revenue	$723,098	$723,098	$-	$799,002	$799,002	$-
Other revenue	45,157	-	45,157	58,706	-	58,706
Net revenue	768,255	723,098	45,157	857,708	799,002	58,706
Expenses
Direct cost of staffing services revenue	615,935	615,935	-	684,718	684,718	-
Cost of other revenue	39,514	-	39,514	48,199	-	48,199
Selling, administrative and other operating costs	108,266	100,614	7,652	118,605	109,500	9,105
Restructuring costs	251	275	(24)	1,336	1,234	102
Impairment charges	5,374	977	4,397	-	-	-
Segment operating income (loss)	(1,085)	5,297	(6,382)	4,850	3,550	1,300
Corporate general and administrative	10,331			7,940
Restatement, investigations and remediation	-			3,261
Operating loss	(11,416)			(6,351)
Other income (expense), net	(2,386)			(1,626)
Income tax provision	1,911			3,324
Loss from continuing operations	(15,713)			(11,301)
Loss from discontinued operations, net of taxes	(4,519)			(9,268)
Net loss	$(20,232)			$(20,569)

Note Regarding the Use of Non-GAAP Financial Measures

The Company has provided Non-GAAP financial information as additional information for its consolidated income (loss) from continuing operations as well as Staffing Services segment operating income (loss).  These measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from Non-GAAP measures reported by other companies. The Company believes that the presentation of these Non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations because it permits evaluation of the results of the Company’s continuing operations without the effect of special items that management believes make it more difficult to understand and evaluate the Company’s results of operations.

Elimination of Proforma Unrecognized Revenue Measures - We sometimes provide services despite a customer arrangement not yet being finalized, or continue to provide services under an expired arrangement while a renewal arrangement is being finalized. GAAP usually requires that services revenue be deferred until arrangements are finalized or in some cases until cash is received. We sometimes refer to “unrecognized revenue” to discuss income related to services that have been provided in a given period, but not yet recognized under GAAP. This non-GAAP financial information is used by management and provided herein primarily to provide a more complete understanding of our business results and trends.

In previous reporting periods, we disclosed in a tabular format the impact of unrecognized revenue on our net revenue and operating income as we believed that the amounts were material to our revenue and operating results.  In recent periods, the impact of unrecognized revenue decreased as we concentrated on executing customer arrangements in a timely manner and, therefore, we are eliminating these tables.

The impact of unrecognized revenue in the second quarter of fiscal 2015 and 2014 was a decrease of revenue and operating income of $2.0 million and $1.8 million, respectively. The impact of unrecognized revenue and operating income in the first six months of 2015 and 2014 was an increase of revenue and operating income of $0.3 million and a decrease to revenue and operating income of $0.8 million, respectively. If we believe that reporting the impact of unrecognized revenue has a meaningful impact on revenue and operating results in any particular period, we may include the impact of such amounts within our narrative.

Liquidity

On May 3, 2015, the Company had available liquidity of $15.1 million and outstanding total debt of $137.7 million. The Company is highly leveraged, and liquidity is being managed very tightly.

In an effort to increase liquidity, management has determined it would suspend common stock repurchases. Since the program’s initiation, we repurchased $4.3 million of common stock. We believe the Company needs to improve its liquidity to a level where there are adequate cash reserves and funds to reinvest in the growth of the business.

We also terminated our Short-Term Credit Facility. This facility was no longer being used as it incurs fees and was generally unavailable for working capital purposes due to 105% collateralization requirements. We are in the process of finalizing a foreign exchange agreement with a lender which will allow us to initiate unsecured derivative transactions to hedge foreign exchange exposure in our foreign businesses.  We expect the agreement to be finalized by the end of the month.  We are also in discussions with other financial institutions to sign similar agreements.

Our liquidity agreement within our current Short-Term Financing Program expires on December 18, 2015. We are currently actively seeking replacement facilities that would be more responsive to our seasonal and cyclical working capital needs and capital investment requirements. We have received a non-binding proposal to provide a one, two, or three year extension at our option. We are discussing these options internally.

We are in the process of exiting non-core businesses that are incurring losses and draining cash flows and we are also looking to monetize several real estate assets via sale or sale/leaseback arrangements or refinancing. In addition, we expect to favorably resolve prior year tax filings with federal and state authorities. We have significant tax benefits including outstanding tax receivables of $16.7 million, which we expect to collect in the next eight months, and federal net operating loss carryforwards of $127.4 million and tax credits of $35.4 million.

Condensed Consolidated Statements of Cash Flows
Unaudited (in thousands)

	Six months ended
	May 3, 2015	May 4, 2014
Cash and cash equivalents, beginning of the period	$9,105	$9,847

Changes in operating assets and liabilities	5,773	33,097
Cash used in all other operating activities	(6,277)	(3,574)
Net cash provided by (used in) operating activities	(504)	29,523

Net cash provided by (used in) investing activities	(2,754)	1,475

Net release of cash restricted as collateral for borrowings	10,352	2,960
Net change in short-term borrowings	1,494	(19,582)
Purchases of common stock under repurchase program	(4,262)	-
Net cash used in all other financing activities	(8)	(411)
Net cash provided by (used in) financing activities	7,576	(17,033)

Effect of exchange rate changes on cash and cash equivalents	(1,959)	204

Net cash used in discontinued operations	(4,056)	(8,732)

Net increase (decrease) in cash and cash equivalents	(1,697)	5,437

Change in cash from discontinued operations	(211)	(49)

Cash and cash equivalents, end of the period	$7,197	$15,235

Cash paid during the period:
Interest	$1,690	$1,885
Income taxes	$634	$1,819

Condensed Consolidated Balance Sheets
(in thousands, except share amounts)

	May 3, 2015	November 2, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,197	$9,105
Restricted cash and short-term investments	17,761	32,436
Trade accounts receivable, net of allowances of $646 and $868, respectively	224,854	248,101
Recoverable income taxes	16,713	18,311
Prepaid insurance and other current assets	23,268	26,255
Assets held for sale	-	24,220
TOTAL CURRENT ASSETS	289,793	358,428
Prepaid insurance and other assets, excluding current portion	45,696	39,600
Property, equipment and software, net	24,789	26,304
TOTAL ASSETS	$360,278	$424,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued compensation	$35,412	$41,182
Accounts payable	44,779	55,873
Accrued taxes other than income taxes	14,835	17,099
Accrued insurance and other	36,206	39,104
Deferred revenue, net, current portion	2,059	3,491
Short-term borrowings, including current portion of long-term debt	130,949	129,417
Liabilities held for sale	-	19,126
TOTAL CURRENT LIABILITIES	264,240	305,292
Accrued insurance and other, excluding current portion	12,142	11,874
Income taxes payable, excluding current portion	8,655	8,556
Long-term debt, excluding current portion	6,732	7,216
TOTAL LIABILITIES	291,769	332,938

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $1.00; Authorized - 500,000 shares; Issued – none	-	-
Common stock, par value $0.10; Authorized - 120,000,000 shares; Issued - 23,733,603 and 23,610,103, respectively; Outstanding - 20,705,496 and 20,922,796, respectively	2,373	2,361
Paid-in capital	74,338	73,194
Retained earnings	43,958	64,119
Accumulated other comprehensive loss	(6,018)	(6,400)
Treasury stock, at cost; 3,028,107 shares and 2,687,307 shares, respectively	(46,142)	(41,880)
TOTAL STOCKHOLDERS’ EQUITY	68,509	91,394
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$360,278	$424,332

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is an international provider of staffing services (traditional time and materials based as well as project based), information technology infrastructure services, telecommunication infrastructure and security services, and telephone directory publishing and printing in Uruguay. Our staffing services consists of workforce solutions that include providing contingent workers, personnel recruitment services, and managed staffing services programs supporting primarily professional administration, technical, information technology and engineering positions. Our project-based staffing assists with individual customer assignments as well as customer care call centers and gaming industry quality assurance testing services, and our managed service programs consist of managing the procurement and on-boarding of contingent workers from multiple providers. Our information technology infrastructure services provide server, storage, network and desktop IT hardware maintenance, data center and network monitoring and operations. For more information visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to a number of known and unknown risks, including, among others, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the company, and the degree of success of business improvement initiatives that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in company reports filed with the Securities and Exchange Commission.  Copies of the company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, are available without charge upon request to Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018, Attention: Shareholder Relations, 212-704-7921. These and other SEC filings by the company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the company’s website at http://www.volt.com in the Investor & Governance section.

# # #
Contact:
Paul Tomkins
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921